Exhibit 10.44

THE PARAMOUNT GROUP

2005

NONQUALIFIED

DEFERRED COMPENSATION

PLAN

- i -

ARTICLE VI BENEFIT PAYMENTS		5

6.1.	Eligibility for Payment	5
6.2.	Benefit Commencement Date	5
6.3.	Forms of Payment	5
6.4.	Death Benefits	5
6.5.	Separation from Service Benefits	5
6.6.	Beneficiary Designation	6
6.7.	Failure to Designate a Beneficiary	6
6.8.	Unforeseeable Emergency/Hardship Withdrawals	6

ARTICLE VII VESTING		7

ARTICLE VIII PLAN ADMINISTRATION		7

8.1.	Administrator	7
8.2.	Employer’s Powers	7
8.3.	Administrative Fees and Expenses	7
8.4.	Total Agreement	7
8.5.	Duties of Administrator	7
8.6.	Removal of Administrator	8

ARTICLE IX TRUST PLAN		8

9.1.	Rabbi Trust	8
9.2.	Trust Investments	8

ARTICLE X INVESTMENTS		8

10.1.	Nominal Ownership of Assets	8
10.2.	Actual Ownership of Assets	9
10.3.	Investment Direction	9
10.4.	Fees	9
10.5.	Shareholder Rights	9

ARTICLE XI AMENDMENT AND TERMINATION		9

11.1.	Amendment	9
11.2.	Termination	9

ARTICLE XII MISCELLANEOUS		10

12.1.	Limitation of Rights	10
12.2.	Non-Assignability Clause	10
12.3.	Amounts Deferred	10
12.4.	Governing Law	10

*

- ii -

PREAMBLE

THIS PLAN IS ESTABLISHED BY THE ADOPTING EMPLOYER COMPLETING AND EXECUTING THE ADOPTION AGREEMENT. THE ADOPTION AGREEMENT AND PLAN DOCUMENT TOGETHER FORM THE ADOPTING EMPLOYER’S DEFERRED COMPENSATION PLAN AND INDICATE THE EMPLOYER’S ACCEPTANCE OF THE TERMS HEREIN.

WHEREAS, the purpose of the Plan is to afford Employees who become covered under the Plan the opportunity to enhance their retirement security by permitting them to enter into Deferral Agreements with the Employer to defer Compensation and to receive benefits upon a death or Separation from Service (including due to retirement), and for financial hardships due to Unforeseeable Emergencies; and

WHEREAS, the Employer intends that amounts deferred by participating Employees shall not be included in their gross income on their annual Form W-2 or 1099, as applicable, until the Employee actually receives payment as provided under the Plan.

NOW THEREFORE, effective as of the Effective Date, the Employer does hereby adopt the Plan as set forth in this Plan Document and the accompanying Adoption Agreement. The Plan shall become effective as to each Employee as of the date he or she is eligible to become a Participant and may thereupon execute a Deferral Agreement and file it with the Administrator.

ARTICLE I

DEFINITIONS

1.1. Administrator. The individual or committee designated by the Employer to administer the Plan as provided herein. If no such appointment is made, the Employer shall serve as the Administrator.

1.2. Adoption Agreement. The document attached to this Plan Document by which an Employer elects to establish this Plan.

1.3. Calendar Year. Each calendar year beginning on January 1 and ending on December 31.

1.4. Compensation. The total annual remuneration for employment received by the Participant from the Employer and reported on his or her tax Form W-2 or 1099, whichever is applicable, excluding such amounts, and limited to the maximum amount, if any, as may be set forth in the Adoption Agreement. Unless otherwise specified in the Adoption Agreement, Compensation shall include amounts deferred under this Plan and all other deferred compensation plans of the Employer and shall only include remuneration earned while a Participant.

1.5. Code. The Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder.

1.6. Deferral Agreement. The written agreement between a Participant and the Employer to defer receipt by the Participant of Compensation not yet earned. Such agreement shall state the deferral amount or percentage of Compensation to be withheld from the Participant’s paycheck.

1.7. Deferred Compensation. The portion of a Participant’s Compensation that the Employer permits and the Participant elects to defer as set forth in the Participant’s Deferral Agreement. Such Compensation may not yet have been earned by the Participant.

1.8. Designated Beneficiary. An individual or individuals designated by the Participant in the Designated Beneficiary form. If more than one Designated Beneficiary survives the Participant, payments shall be made equally to all such beneficiaries, unless otherwise provided in the beneficiary designation form. Nothing herein shall prevent the Participant from designating primary and secondary beneficiaries.

1.9. Effective Date. The date on which the Plan is adopted by the Employer.

1.10. Employee. Any person employed by the Employer as a common-law employee.

1.11. Employer. The entity sponsoring this Plan.

1.12. Entry Date. The date on which an Employee, if applicable, commences participation in the Plan as determined by the Employer in the Adoption Agreement.

1.13. Participant. Any Employee who is eligible to defer Compensation under this Plan.

1.14. Plan. The Paramount Group 2005 Deferred Compensation Plan as set forth in this Plan document, the accompanying Adoption Agreement and any applicable trust arrangement executed by the Employer and intended to become a part of this Plan.

1.15. Separation from Service. The complete termination of a Participant’s employment and/or service relationship with the employer within the meaning of Treasury Regulation Section 1.409A-1(h); provided, however, that for purposes of the Plan, a Participant shall be deemed to have suffered a Separation from Service as of a given date when the facts and circumstances indicate that the Employer and the Participant reasonably anticipate that no further services would be performed after such date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or as an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Employer if the Participant has been providing services to the Employer for less than 36 months).

1.16. Trustee. The institution appointed by the Employer in the Adoption Agreement to serve as Trustee of the Plan assets.

ARTICLE II

ELIGIBILITY REQUIREMENTS

2.1. Participation. Employees who meet the eligibility requirements in the Adoption Agreement shall become Participants as of the Entry Date.

2.2. Employment Rights. Participation in the Plan shall not confer upon a Participant any employment rights, nor shall it interfere with the Employer’s right to terminate the employment or service of any Employee at any time. Nothing contained in this Plan shall be deemed to constitute an employment contract or agreement between the Participant and the Employer nor shall it be deemed to give a Participant any right to be retained in the employ of, or under contract to, the Employer. Nothing herein shall be construed to modify the terms of any employment contract or agreement between a Participant and the Employer as this Plan is only intended to be a supplement to such employment contract or agreement.

ARTICLE III

PARTICIPATION AND DEFERRAL OF COMPENSATION

3.1. Deferral Election. Prior to each Calendar Year, a Participant may elect to defer a whole percentage of his or her Compensation earned for such Calendar Year. In order to make a deferral for any Calendar Year, a Participant must submit a Deferral Agreement, in accordance with the rules and procedures adopted by the Administrator, prior to the beginning of the Calendar Year during which the Compensation is earned. Notwithstanding anything to the contrary, following the date on which an Employee first becomes eligible to participate in the Plan, such newly eligible Employee shall have thirty (30) days to defer Compensation for the Calendar Year during which he or she became a Participant, provided that only such Compensation earned after the date such Participant submits a Deferral Agreement shall be subject to such deferral election. A Participant shall be required to submit a new Deferral Agreement in accordance with the timing requirements of this Section 3.1 in order to change the Participant’s deferral election with respect to Compensation earned in any subsequent Calendar Year. If no Deferral Agreement is filed during the prescribed enrollment period with respect to any Calendar Year, the Participant’s election (or failure to make an election) for the previous Calendar Year shall continue in full force and effect for the next succeeding Calendar Year. An election to defer Compensation shall be irrevocable during the Calendar Year to which it applies.

3.2. Deferral Procedure. Pursuant to a Deferral Agreement, each Participant’s deferral amount shall be deducted from his or her paycheck. Where the deferral amount is specified as a percentage of Compensation, deferral will be made in approximately equal installments throughout the year.

3.3. Minimum Deferral. A Participant must comply with any minimum deferral requirement that may be set by the Employer in the Adoption Agreement.

ARTICLE IV

EMPLOYER CONTRIBUTIONS; CONTRIBUTIONS TO RABBI TRUST

4.1. Employer Contributions. The Employer may make additional discretionary contributions to the Plan on behalf of its Participants. The Employer may also make a matching contribution to those deferring Compensation under the Plan. The amount of the Employer’s discretionary and/or matching contribution and the formula(s) for allocating contributions will be determined by the Employer in the Adoption Agreement.

4.2. Responsibility for Contributions. The Employer is responsible for remitting all deferred amounts and Employer contributions to the Trustee for investment purposes. The Trustee shall have no duty to determine whether the funds paid by the Employer are the correct amounts or to collect or enforce payment from the Employer. The Employer shall remit to the Trustee amounts deferred by a Participant under the Plan within thirty (30) days of their being withheld from the Participant’s Compensation. Participant deferrals and any Employer contributions shall be held in accordance with Article IX and invested in accordance with Article X. Deferrals shall remain assets of the Employer until paid to the Participant.

4.3. Return of Contributions. Employer contributions made to a trust fund shall be held under the terms of the applicable trust. Employer contributions shall remain the property of the Employer and may not be returned to the Employer upon written request except in the event of Employer bankruptcy or insolvency. In such event, all amounts held by the Trustee shall be paid as directed by the Bankruptcy Court.

ARTICLE V

ACCOUNTS AND REPORTS

5.1. Establishment of Accounts. The Administrator shall establish and maintain individual bookkeeping accounts on behalf of each Participant for purposes of valuing each Participant’s interest under the Plan.

5.2. Account Valuation. Participant accounts shall be valued not less often than once during each calendar quarter, at which time each Participant shall be given written notice of the fair market value of his or her account. Account balances shall reflect the Participant’s deferrals, Employer contributions, investment earnings or losses, distributions and the Participant’s share of Plan administrative expenses to the extent not covered by Employer contributions or not paid directly by the Employer, as set forth in Section 8.3 hereof.

5.3. Report to Employer. Within ninety (90) days following the close of each Calendar Year, the Administrator shall provide the Employer with a written report showing the assets held under the Plan, the fair market value of the assets and a summary of the account transactions during the Calendar Year.

5.4. Participant Rights. The rights of the Participant created by this Plan shall be those of a general creditor of the Employer, and in an amount equal to the fair market value of the account maintained with respect to the Participant. The Participant acknowledges that his or her rights are not greater than those of a general creditor of the Employer and that in any suit for an accounting, to impose a constructive trust, or to receive any sum under the Plan, the Participant’s rights are limited to those of a general creditor. The Administrator is the agent of the Employer for purposes of resolving disputes in connection with a Participant’s benefits under the Plan.

ARTICLE VI

BENEFIT PAYMENTS

6.1. Eligibility for Payment. Payments from the Plan to the Participant or beneficiary shall be made only upon one of the following events:

(a) the Participant’s Separation from Service,

(b) the Participant’s Unforeseeable Emergency, and

(c) the Participant’s death.

The benefits payable will be based on the total value of the Participant’s deferral account (including the Employer contributions in such account).

6.2. Benefit Commencement Date. Benefit payments to a Participant shall commence as specified by the Employer in the Adoption Agreement.

6.3. Forms of Payment. Upon a Participant’s Separation from Service or death while employed by the Employer, his or her benefit under the Plan will be payable in the form specified by the Employer in the Adoption Agreement. In the case of installment payments, the Participant or Designated Beneficiary shall receive an annual installment as determined by applying a fraction to the account held by the Employer. For the first year, the denominator of such fraction shall be the number of years (maximum 10) selected by the Employer and the numerator shall be one. For each subsequent year the numerator shall remain at one but the denominator shall be reduced by one until at the end of the specified years the entire account has been distributed. The account value for this purpose shall be the account value as of the most recent valuation date as described in paragraph 5.3 of this Plan Document. The annual installment amount may be divided by “twelve” to determine a monthly amount or by “four” to determine a quarterly amount in the case of monthly or quarterly installments. In the case of installment payments, each such installment shall be deemed to be a separate payment for purposes of Section 409A of the Code.

6.4. Death Benefits. If a Participant dies before the benefits to which he or she is entitled under the Plan have been completely distributed, the benefits payable under the Plan shall be paid to the Designated Beneficiary in the same form and at the same time as if no such death had occurred.

6.5. Separation from Service Benefits. Following a Participant’s Separation from Service, benefits under the Plan will be payable in the form specified in the Adoption Agreement. Notwithstanding any provision herein to the contrary, any payment otherwise required to be made hereunder to a Participant at any date as a result of a Separation from Service shall be delayed for such period of time as may be necessary to satisfy Section 409A(a)(2)(B)(i) of the Code. On the earliest date on which such payments can be made without violating the requirements of Section 409A(a)(2)(B)(i) of the Code, there shall be paid to such Participant, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence.

6.6. Beneficiary Designation. A Participant shall have the right to designate a beneficiary, and amend or revoke such designation at any time in writing. Such designation, amendment or revocation shall be effective upon receipt by the Administrator.

6.7. Failure to Designate a Beneficiary. If no Designated Beneficiary survives the Participant and benefits remain payable following the Participant’s death, the Administrator shall direct that payment of benefits be made to the person or persons in the first category in which there is a survivor. The categories of successor beneficiaries in order, are as follows:

(a) Participant’s spouse;

(b) Participant’s descendants, per stirpes; and

(c) Participant’s estate

6.8. Unforeseeable Emergency/Hardship Withdrawals. To the extent provided in the Adoption Agreement, a Participant may request a withdrawal for hardship by submitting a written request to the Administrator, accompanied by evidence that his or her financial condition warrants an advance release of funds and such hardship results from an Unforeseeable Emergency as defined below. Whether circumstances constitute an Unforeseeable Emergency is determined by the Administrator, in his or her sole discretion, and depends on the facts of each case. However, payment may not be made to the extent that such hardship is or may be relieved:

(a) through reimbursement or compensation by insurance or otherwise;

(b) by liquidation of the Participant’s assets, to the extent that liquidation itself would not cause severe financial hardship; or

(c) by cessation of deferrals under the Plan for future Calendar Years.

If a financial hardship is established, the hardship withdrawal amount shall be limited to the amount reasonably needed to meet the Unforeseeable Emergency including the amounts necessary to pay taxes. The Administrator shall determine the amount and the form of the payment, and such determination shall be final. Any amounts remaining in the Participant’s account after the withdrawal shall continue to be held and administered in accordance with the provisions of this Plan.

An Unforeseeable Emergency is defined as:

(i) A severe financial hardship to the Participant caused by a sudden and unexpected illness or accident of the Participant or a dependent of the Participant (as defined in Code Section 152(a)):

(ii) A loss of the Participant’s property due to casualty; or

(iii) Other similar extraordinary and unforeseeable circumstances caused by events beyond the Participant’s control.

ARTICLE VII

VESTING

Each Participant shall have a 100% vested and nonforfeitable interest in his or her deferral account at all times (including both that portion relating to Employee contributions and that portion relating to Employer Contributions).

ARTICLE VIII

PLAN ADMINISTRATION

8.1. Administrator. The Plan shall be administered by the Administrator. The Administrator shall have responsibility for the operation and administration of the Plan and shall direct payment of Plan benefits.

8.2. Employer’s Powers. The Employer shall have the power and authority to adopt, interpret, alter, amend or revoke rules and regulations necessary to administer the Plan and to delegate ministerial duties and employ such outside professionals, including the Administrator, as may be required for the prudent administration of the Plan. The Employer shall also have authority to enter into agreements on the Administrator’s behalf as necessary to implement this Plan.

8.3. Administrative Fees and Expenses. All reasonable costs, charges and expenses incurred by the Trustee, if applicable in connection with the administration of the fund and/or its investments (including fees for legal services rendered to the Trustee or Administrator), may be paid through either (i) deductions from the trust fund, (ii) Employer contributions to the fund, or (iii) direct payment by the Employer, in each case, as agreed to by the Trustee and the Employer. Notwithstanding the foregoing, no compensation other than reimbursement for expenses shall be paid to an Administrator who is the Employer or an Employee of the Employer. In the event any part of the fund becomes subject to tax, all taxes incurred will be paid from the fund unless the Employer pays such tax when due.

8.4. Total Agreement. This Plan and the executed Adoption Agreement, Deferral Agreements, beneficiary designations and other Plan administration forms shall constitute the total agreement or contract between the Employer and the Participant regarding the Plan. No oral statement regarding the Plan may be relied upon by the Participant.

8.5. Duties of Administrator. The Administrator’s duties shall include, but may not be limited to, the following responsibilities:

(a) appointing the Plan’s attorney, accountant, actuary or any other party needed to administer the Plan, trust fund or custodial account;

(b) directing the Trustee with respect to payments from the trust fund;

(c) communicating with Employees regarding their participation and benefits under the Plan, including the administration of requests for hardship withdrawals, all claims procedures and providing reports for Participants;

(d) filing any returns and reports with the Internal Revenue Service, Department of Labor, or any other governmental agency;

(e) reviewing and approving any financial reports, investment reviews, or other reports prepared by any party appointed by the Employer under paragraph 8.5(a) above; and

(f) construing and resolving any question of Plan interpretation. The Administrator’s interpretation of the Plan, provisions including eligibility and benefits under the Plan is final, and unless it can be shown to be arbitrary and capricious, will not be subject to the “de novo” review by any court.

8.6. Removal of Administrator. The Administrator may resign by written notice to the Employer which shall be effective 30 days after delivery, or earlier if agreed to by the parties. The Employer may remove the Administrator effective 30 days (or earlier if agreed to by the parties) after receipt by the Administrator of a written notice.

ARTICLE IX

TRUST PLAN

9.1. Rabbi Trust. The assets held for the benefit of Participants will be held in a grantor trust as allowed by the Internal Revenue Service and in accordance with the specifications of Internal Revenue Service Procedure 92-64 and Section 409A of the Code. This type of grantor trust shall be referred to as the “Rabbi Trust” or “Trust” under this Plan. The Rabbi Trust utilized in accordance with this Article IX shall become a part of the Plan and shall be attached to the Adoption Agreement. The party identified in the Adoption Agreement shall serve as the Trustee of the Rabbi Trust.

9.2. Trust Investments. All investments made under the Rabbi Trust established under this Article shall conform with the investment options available under Article X and as further limited by the terms of the Rabbi Trust.

ARTICLE X

INVESTMENTS

10.1. Nominal Ownership of Assets. All evidences of ownership of all assets held under this Plan must be registered in the name of either the Employer or the Trustee.

10.2. Actual Ownership of Assets. All amounts deferred under this Plan, all property and rights purchased with such amounts, and all income attributable to such amounts, property or rights shall remain (until made available to the Participant or Designated Beneficiary) solely the property and rights of the Employer (without being restricted to the provision of benefits under the Plan) and shall be subject to the claims of the Employer’s general creditors.

10.3. Investment Direction. The Plan assets shall be invested as directed by the Trustee in the investment alternatives selected by the Employer. However, the Trustee may, in its discretion, permit Participants to direct their individual accounts in accordance with the terms of this Plan and the options selected by the Employer.

10.4. Fees. Each of the mutual funds in which the Plan may invest carries its own fees and expenses, which may include management fees, Rule 12b-1 fees and/or other fees and expenses, which are described in detail in each fund’s prospectus. Individuals who invest in these mutual funds will, as shareholders of the funds, bear their pro rata portion of each fund’s fees and expenses.

10.5. Shareholder Rights. The Trustee shall exercise any rights of a shareholder (including voting rights) with respect to the investment alternatives held by the Trust.

ARTICLE XI

AMENDMENT AND TERMINATION

11.1. Amendment. The Employer may at any time amend, modify or terminate this Plan without the consent of Participants (or any Designated Beneficiaries or successor beneficiaries), provided that:

(a) all amendments shall become effective upon delivery to the Participants. Delivery shall be deemed given immediately when the amendment is either given to a Participant in person or delivered electronically to the Participant, and within three days of depositing such amendment in regular first-class mail to the Participant’s last known address. No amendments shall deprive any Participant of any of the benefits to which he or she is entitled under his Plan with respect to deferred amounts credited to his or her account prior to the Effective Date of the amendment;

(b) if the Plan is amended to curtail, terminate, or suspend the acceptance of additional contributions, the Administrator shall continue to be responsible for the supervision of the payment of benefits resulting from amounts deferred prior to the termination, modification or amendment; and

(c) amendments to the vesting schedule shall be governed by Article VII hereof.

11.2. Termination. Although the Employer has established this Plan with a bona fide intention and expectation to maintain the Plan indefinitely, the Employer may terminate or discontinue the Plan in whole or in part at any time without any liability for such termination or discontinuance. Upon Plan termination, all deferrals shall cease in accordance with the requirements of Section 409A of the Code. The Employer shall retain all deferrals with the Trustee in accordance with paragraph 11.1(b) until each Participant dies, undergoes a Separation from Service or incurs an Unforeseeable Emergency and benefits commence under Article VI.

ARTICLE XII

MISCELLANEOUS

12.1. Limitation of Rights. – Service Relationship - Neither the establishment of this Plan nor any modification thereof, nor the creation of any fund or account, nor the payment of any benefits, shall be construed as giving a Participant or other person any legal or equitable right against the Employer except as provided in the Plan. In no event shall the terms of service of any Participant be modified or in any way be affected by the Plan.

12.2. Non-Assignability Clause. Neither the Participant, the Participant’s Designated Beneficiary nor any successor beneficiaries shall have any right to commute, sell, assign, transfer or otherwise convey the right to receive any payments hereunder, which payments and rights thereto are expressly declared to be non-assignable and nontransferable. In the event of any attempted assignment or transfer, the Employer shall have no liability hereunder to make payments to any person other than the Participant or his or her beneficiaries at the appropriate times specified in the Plan.

12.3. Amounts Deferred. - Sole Property of the Employer - All amounts of Compensation deferred under this Plan, all property and rights which may be purchased by the Employer with such amounts and all income attributable to such amounts, property or rights shall remain the sole property and rights of the Employer subject only to the claims of the Employer’s general creditors. It is understood that the Employer is not obligated hereby to purchase any property or rights to support the promises made under this Plan. The obligation of the Employer is purely contractual and need not be funded or secured in any way.

12.4. Governing Law. Construction, validity and administration of this Plan including the accompanying Adoption Agreement and Rabbi Trust incorporated by reference, shall be governed by the laws of the State of New York.